Exhibit 10.2

Execution  Copy

SUPPLY AGREEMENT

FOR MONTERREY, MEXICO

THIS AGREEMENT is entered into on this 13th day of July, 2007.

BETWEEN:

THE HERSHEY COMPANY, a corporation organized and existing under the laws of the State of Delaware, with a principal place of business at 100 Crystal A Drive, Hershey, Pennsylvania 17033, (hereinafter referred to as “Hershey” or a “Party”),

and

BARRY CALLEBAUT, AG, a corporation organized and existing under the laws of Switzerland with a principal place of business at Westpark Pfingstweidstrasse 60, 8500 Zurich, Switzerland, (hereinafter individually referred to as “Callebaut” or a “Party”).

Callebaut and Hershey may collectively be referred to herein as the “Parties”.

BACKGROUND

This Supply Agreement for Monterrey, Mexico (hereinafter this “Agreement”) is subject to the terms and conditions found in the Master Innovation and Supply Agreement between Hershey and Callebaut of even date herewith (the “Master Agreement”).  This Agreement further specifies the terms pursuant to which Callebaut will manufacture the products specified in Exhibit I-M at its Monterrey, Mexico facility (the “Products”) for Hershey.  Callebaut has indicated its ability and intent to manufacture the Products for Hershey in accordance with the terms and conditions specified herein. Defined terms used herein and not otherwise defined herein shall have the meaning set forth in the Master Agreement.

NOW THEREFORE, with the intent to be legally bound and in consideration of the mutual promises herein set forth and other good and valuable consideration, the Parties hereby agree as follows:

1)	Production of the Product

A)
Callebaut shall manufacture the Products specified in Exhibit I-M at its facility to be located in Monterrey, Mexico as further described herein.  Products may be added to or removed from this list by Hershey at any time throughout the term of this Agreement.  If a new Product is added, Exhibit I-M will be revised to add the new Product. Other exhibits will be added or revised as required to reflect the production of the new Product(s).

B)
Provisions regarding the volume of Products to be sourced under this Agreement are set forth in the Master Agreement.  In the event that Hershey’s actual order volume of Products in any given calendar year during the Term of this Agreement is less than the volume set forth in Exhibit VIII-M (“Minimum Threshold Volume”) from Callebaut’s Monterrey facility, and provided the shortfall is not due to Callebaut’s action or inaction, Callebaut has the right to exercise a “put option” for the Monterrey facility (excluding equipment) (the “Put Option”). If Callebaut exercises its Put Option:

1)	Hershey will purchase the Callebaut Monterrey facility building and base utility infrastructure at fair market value (to be determined in accordance with a methodology agreed upon by the parties); and

2)
Hershey will have the right, but not the obligation, to purchase the equipment located at Callebaut’s Monterrey facility at its fair market value (to be determined in accordance with a methodology agreed upon by the parties). Any equipment Hershey elects not to purchase will be removed from the facility by Callebaut at its cost.

Callebaut must exercise the Put Option within two years from the date Hershey’s annual orders from Monterrey fall below the Minimum Threshold Volume threshold (the “Put Period”).  The purchase of the facility must be completed within one year of the exercise of the Put Option. During the Put Period operations will continue pursuant to the terms of this Agreement.

With Hershey’s consent, Callebaut may sell its capacity between the volume set forth in Exhibit VIII-M (“Target Volume”) pounds and Hershey’s forecasted volume.  Hershey’s overhead burden will be reduced proportionately by the incremental sales attained by Callebaut.  Callebaut will also use commercially reasonable efforts to reduce its costs in order to reduce the overhead burden assigned to Hershey.

2)	Investment by Callebaut

A)
Except as otherwise agreed by the Parties, Callebaut will invest the necessary capital, including the acquisition of certain machinery purchased or ordered by Hershey, for the construction of a liquid chocolate production facility in Monterrey, Mexico on land owned by Hershey, adjacent to the proposed Hershey facility, and leased to Callebaut as described in Section 5 below.  All references to facilities or production hereunder shall be deemed to refer to Hershey’s Monterrey facility or Callebaut’s Monterrey facility, as appropriate.  New Products added to Exhibit I-M and any proposed changes to existing Products must be within the then existing technical capability of the Monterrey facility being constructed by Callebaut.  Callebaut agrees to provide Hershey with information describing its then-existing technical capabilities. Should Callebaut be required to purchase additional or new capital to manufacture the new or modified Products, the Parties must agree prior to any production hereunder on the relevant conversion cost to be invoiced to Hershey by Callebaut, including the applicable allocation of incremental capital, if any.

B)
Upon execution of this Agreement Callebaut will assume, and Hershey will assign to Callebaut, all of Hershey’s rights and obligations under the purchase orders for equipment listed on Exhibit II-M hereto (the “Transferred Purchase Orders”). Within ten business days of execution of this Agreement, Callebaut will reimburse Hershey in Dollars for all payments Hershey has made under the Transferred Purchase Orders.  The payments and reimbursement amounts for these purchase orders are outlined on Exhibit II-M.

3)	Callebaut’s Structure

Callebaut will maintain a structure that enables Callebaut to pass on duty free and value added tax (VAT) free equipment, ingredient and material costs to Hershey as allowable under current applicable laws and regulations.

If for any reason Callebaut is required to pay duties or value added tax on any equipment, ingredients or components of the Products, other than as a result of a change in any applicable law or regulations, Callebaut agrees not to pass those costs on to Hershey.

In the event a change in any such law or regulation pertaining to the duty and value added tax (VAT) free structure should occur that results in an economic impact necessitating Hershey’s cessation of its chocolate activities in its Monterrey facility, Hershey may terminate its obligations under this Agreement.  Callebaut may exercise the Put Option set forth in Section 2(B) within three months of the termination.  Should Callebaut choose not to exercise its Put Option, Callebaut may purchase the land leased to it by Hershey at fair market value.  In addition, upon such cessation of Hershey’s chocolate activities in its Monterrey facility, the Parties agree to jointly evaluate the Parties’ ongoing strategic relationship for the source of supply of those Products previously sourced from the Monterrey facilities, including sourcing from and investment in alternative locations.

A)
The Products must qualify as products of Mexico under the North American Free Trade Agreement (NAFTA), and Callebaut must provide Hershey with accurate NAFTA Certificates of Origin throughout the Term of this Agreement.   Any exceptions to the foregoing must be approved in writing by Hershey.

4)	Capacity of Operation

A)
The Callebaut Monterrey, Mexico facility will have the capacity to produce and deliver the Target Volume pounds per year of Products to Hershey.  Callebaut will install two manufacturing lines, each capable of producing liquid milk, dark and compound chocolate.

B)	Should Hershey’s planned demand increase above the Target Volume pounds per calendar year, Callebaut will, unless otherwise agreed by the Parties, invest the necessary capital in the facility to meet Hershey’s demand.  The related conversion costs for production in excess of the Target Volume pounds will be mutually agreed by the Parties, using the guidelines shown on Exhibit VIII-M.

C)
Hershey shall provide Callebaut with twelve (12) months notice for planned demand increases over the Target Volume pounds to allow Callebaut to expand capacity if a new line is required.  Should Callebaut’s cost base be increased as a result of such capital investment, the Parties shall negotiate in good faith to agree on the conversion cost to be invoiced to Hershey by Callebaut, including the applicable allocation of capital costs.  Should Callebaut’s cost base be reduced due to increased volume from Hershey, such cost savings shall be shared with Hershey on a reasonable basis to be agreed to by the Parties.

5)	Lease of Land to Callebaut

On or before August 31, 2007 the Parties anticipate executing a lease agreement (the “Lease Agreement”), whereby Hershey will lease to Callebaut (or its Mexican subsidiary) land to be identified in the lease (the “Leased Premises”) upon which Callebaut will construct its Monterrey facility.  The Parties agree to negotiate in good faith the terms of the Lease Agreement and use commercially reasonable efforts to execute the Lease Agreement on or before August 31, 2007.  In the event a Lease Agreement is not executed on or before August 31, 2007, either Party may terminate this Agreement, and if so terminated neither Party shall have any further obligation to the other hereunder.

6)	Utilities and Services

Exhibit IV-M lists the Hershey infrastructure which Hershey has agreed to make available to Callebaut, in exchange for the payment described on the Exhibit IV-M, to enable Callebaut’s access to certain utilities and services for its Monterrey facility. The Parties agree that the Lease Agreement will reflect which part of Hershey’s utility infrastructure Callebaut wishes to utilize (at the costs specified on Exhibit IV-M hereto), and any ongoing maintenance or usage costs associated therewith.  Payment for any one-time costs will be made by Callebaut to Hershey within 30 days after signing of the Monterrey Lease Agreement.

7)	Key Timelines for Facility Readiness

A)	Callebaut will be able to deliver Products from its Monterrey facility to Hershey’s Monterrey facility in accordance with the terms and timelines set forth on Exhibit VIII-M.

B)	The facility will be able to deliver Products to Hershey’s Monterrey facility in accordance with the terms and timelines set forth on Exhibit VIII-M.

8)	Contingency

Callebaut will have the process and equipment capabilities set forth on Exhibit VIII-M.

9)	Access to Facility

Upon reasonable notice, and during either Party's normal hours of operation, either Party shall be granted access to the other Party's facilities utilized in the receiving, manufacturing, handling, packaging and storage of packaging, ingredients and Products for the purpose of ascertaining either Party's compliance with the provisions of this Agreement and the Master Agreement, as pertains to compliance with Good Manufacturing Practices, Quality Assurance and Hershey’s Specifications; provided, however, that unless permitted either Party shall not have access to any part of either Party's facilities which are not used directly in the manufacture of Products or the receiving, storage, handling or packaging of any Products or ingredients or which are subject to limited access by agreement of the Parties.  Notwithstanding the foregoing, Hershey acknowledges the requirement for the Callebaut facility to remain allergen free and Hershey will take necessary precautions when accessing the Callebaut facility.

10)	Operations Planning

A)	Callebaut shall deliver Products meeting all Hershey Quality Specifications to Hershey’s designated plant and receiving station.

B)	The procedure for determining annual, quarterly, weekly and daily demands for the Products manufactured by Callebaut at its Monterrey facility is described in the Master Agreement.

C)	An estimate for the first eighteen (18) months of Product demand is attached hereto as Exhibit V-M.

D)
The Parties agree that there are maximum quantities of Products that Callebaut can deliver in a given period of time.  Such quantities are described in Exhibit VI-M.  The minimum quantity of Product that will be delivered to Hershey by Callebaut will be one (1) full 5,000-gallon (approximately 48,000 lbs or 21,800 Kg) tanker load unless pre-approved.

E)	The Parties will develop procedures to enable visibility to each other’s demand and inventory information.

F)
Callebaut will provide a fleet of trucks and tankers capable of delivering the Products.  Unless otherwise specified herein, Callebaut shall be responsible for all costs associated with delivery of the Products.

G)
Callebaut’s fleet of tankers will be capable of unloading at least 60 gallons per minute of Product.  Hershey will be responsible for providing sufficient pumps, hoses and connections to empty the tankers at this rate.  Callebaut will at its cost retrofit any tankers in its fleet with the appropriate fittings and discharge devices to match Hershey’s receiving equipment at Callebaut’s cost.

H)	Callebaut shall inspect all tankers shipping the Products and shall reject any carrier not meeting the Hershey Specifications. Callebaut shall be responsible for cleaning and sanitizing tankers on an agreed upon frequency.

I)	Callebaut will maintain adequate and accurate shipping records in order that Product lots on all shipments may be traced.

J)	All shipments of Product shall meet the standard of identity for the planned Product.

11)	Product Cost

A)	The procedures for determining the cost of the Products are described in the Master Agreement.

B)
The conversion costs for the Products are set forth on Exhibit VI-M.  By October 1 of each year, Hershey shall advise Callebaut of the Annual Estimate of Products. Callebaut will utilize the conversion cost applicable to the volumes in the Annual Estimate and conversion cost tier in its cost to Hershey for the following calendar year after taking into consideration the available Global Volume Increment, if any.

At the conclusion of each of the calendar years during the Term, should actual volume differ from the Annual Estimate and fall into a conversion cost tier other than the one charged, Hershey will be debited or credited the difference in total annual conversion costs with cash settlement in accordance with the terms of the Master Agreement, or the Parties can mutually agree to roll over the variance for inclusion in the cost base to be invoiced to Hershey by Callebaut for Products purchased in the next calendar year.

C)
The initial Annual Estimate provided at the date of this Agreement indicates that the total weighted average Product fineness for Monterrey is as shown on Exhibit VII-M.  Should the actual average fineness for any given calendar year fall outside the Base Range set forth in Exhibit VII-M, the change in fineness charge shown on Exhibit VII-M will apply as appropriate to the total volume of Product purchases for such calendar year.  Hershey will be debited or credited the difference in fineness on an annual basis with cash settlement in accordance with the terms of the Master Agreement, or the Parties can mutually agree to roll over the difference in fineness for inclusion in the cost base to be invoiced to Hershey by Callebaut for Products purchased in the next calendar year.

12)	Coordination of Product Receiving and Invoicing

A)	Callebaut and Hershey will coordinate the delivery details for each tanker.

B)	Upon entering the Hershey operation, Hershey will weigh Callebaut’s tanker truck, and Product at Hershey’s weigh station. The driver shall exit truck before weight is recorded.

C)	Hershey will unload each tanker to the fullest extent possible and take ownership once chocolate leaves the relevant tanker.

D)	Hershey’s operator will be responsible for all connections of Hershey’s hoses to Callebaut’s tankers and any resulting incidents.

E)
Once a tanker is emptied and appropriate documentation is approved, Callebaut’s tanker will proceed to Hershey’s weigh station to weigh truck, tanker and any left-over chocolate.  Again, the driver shall exit the truck before its weight is recorded.  Callebaut will electronically submit the invoice for the difference between the “full weight” and “empty weight” to Hershey immediately upon the tanker leaving Hershey’s operation.

13)	Quality Assurance

A)	All Products delivered by Callebaut to Hershey shall meet the terms agreed to under the Master Agreement.

B)	Callebaut will not be required to utilize rework generated by Hershey. Any use of such rework shall be negotiated on a case-by-case basis.

14)	Title Transfer and Risk of Loss

A)	Title to the Products shall be and remain with Hershey from the date and time:

i)	the Product leaves Callebaut’s tanker; or

ii)	the Product leaves Callebaut’s trailer and is delivered to Hershey’s receiving dock for dry Products.

B)
Callebaut shall bear the risk of loss to the Products (either while in storage or in process at Callebaut’s plant or any non-Hershey storage facility utilized by Callebaut with Hershey’s consent) until the Products leave the tanker for delivery into Hershey’s Monterrey facility.

15)	Term

A)
The initial term of this Agreement shall commence on the date noted on the first page of this Agreement and shall expire, unless earlier terminated in accordance with the terms hereof, on December 31, 2022 (the “Initial Term”).

B)
This Agreement may be renewed thereafter for one or more five (5) year terms (the “Renewal Term(s)”) upon written agreement of the Parties executed no later than eighteen (18) months prior to the expiration of the then current term.

C)	The Initial Term and any Renewal Term shall be referred to herein as the “Term”.

16)	Termination

Termination rights are set forth in the Master Agreement.

17)	Consequences of Sale, Termination, Expiration, or Change in Control

In the event of termination or expiration of this Agreement, or of a change in control of Callebaut described in the Master Agreement to which Hershey does not consent,  Hershey  shall have a right to acquire Callebaut’s Monterrey facility and the equipment required to manufacture Products for Hershey   at fair market value to be determined by a mutually agreed upon valuation process. Should Hershey exercise such purchase, (i) an eighteen (18) month period (either before the end of the Term or at the time of notice) will be given to Callebaut to allow time to build a new facility to maintain business continuity and (ii) the Parties will agree on any future employment of Callebaut’s employees working at the Monterrey facility at the end of the eighteen month notice period.  If notice is given at the time of termination, the Parties shall continue to operate under the terms and conditions of the Master Agreement and this Agreement for the duration of such notification period.  Ownership of any equipment not acquired by Hershey will be retained by Callebaut and such equipment will be removed at Callebaut’s cost in accordance with an agreed upon schedule.  In the event Hershey chooses to sell its Monterrey facility to a third party (and not as part of an acquisition or joint venture) or Hershey chooses not to exercise its right to acquire Callebaut’s Monterrey facility, Callebaut shall have a right to acquire the Leased Premises at fair market value to be determined by a mutually agreed upon valuation process, subject to Hershey’s continued ownership of the water rights attributable to the Leased Premises; provided that Hershey or the purchaser of its facility, as a condition of the sale agreement with Hershey, continues to make water available to the Callebaut facility on substantially the same terms and to the same extent as Hershey was providing any water prior to such transfer. In the event Hershey does not exercise its right to purchase the Callebaut facility and Callebaut does not exercise its right to purchase the land, the Lease Agreement will be extended for an agreed upon term on terms no less favourable than those contained in the Lease Agreement.

18)	Taxes and Charges

Except as otherwise provided in Section 3(A), Callebaut shall pay all federal, state and local taxes, charges, duties, fees and assessments which may be levied in connection with Callebaut's performance of this Agreement except for charges or assessments resulting from Callebaut's violations of any laws or regulations which were the result of Callebaut's adherence to the Hershey Specifications or directions or caused by Callebaut's use of Hershey supplied ingredients. In the event of a charge or assessment resulting from adherence to Hershey’s Specifications, directions, or Hershey supplied ingredients, Hershey will be responsible for resolving the assessment or charge in accordance with applicable laws at its cost.

WITNESS WHEREOF, each of the Parties has executed this Agreement by its duly authorized representatives as of the date and year first above written.

BARRY CALLEBAUT, AG.

BY: /s/ Patrick De Maeseneire NAME: Patrick De Maeseneire TITLE: Chief Executive Officer

THE HERSHEY COMPANY

BY: /s/ Burton H. Snyder
NAME: Burton H. Snyder TITLE: Senior Vice President, General Counsel & Secretary